Exhibit 9.1


Jules Ross                                                Immediately
Vice President, Finance                                   October  10, 2002
(212) 759-3695



New York, NY - Thackeray Corporation (Amex: THK) announced that it received notice from the American Stock Exchange (the "AMEX") on October 8, 2002 that Thackeray no longer complies with the exchange's continued listing guidelines as set forth in Section 1003(a)(ii) of the AMEX Company Guide because Thackeray has incurred net losses in three of its four most recent fiscal years and had stockholders' equity of less than $4,000,000 as of June 30, 2002, and that Thackeray's common stock is therefore subject to delisting.

The AMEX said that it intended to file an application with the Securities and Exchange Commission to strike Thackeray's common stock from listing and registration. AMEX has advised the Company that the last day of trading will be October 15, 2002. After a careful review of this matter and after discussions and correspondence with the AMEX, Thackeray has determined that it will not appeal AMEX's decision.

Thackeray will seek to have a market develop for its common stock in the over-the-counter market with price quotations published on the NASD Electronic Bulletin Board and/or the National Quotation Bureau's Pink Sheets, although no assurance can be given as to whether such a market will develop.

Except for historical information contained herein, information set forth in this news release may contain forward looking statements subject to risks and uncertainties which could cause Thackeray's actual results or performance to differ materially from those expressed or implied in such statements. For additional information about the Company and its various risk factors, reference is made to the Company's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission.